Exhibit 10.11

BAIN CAPITAL EVEREST US HOLDING, INC.

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

September 22, 2010

Mr. Paul F. Moyer

22806 DeForest Ridge Lane

Katy, TX 77494

Re:	Employment Offer Letter

Dear Paul:

On behalf of Bain Capital Everest US Holding, Inc. (the “Company”), we are pleased to offer you this letter agreement (this “Agreement”), which sets forth all of the terms and conditions of your employment with the Company. Your rights and the Company’s rights hereunder are subject, in all respects, to your execution of this Agreement and to the occurrence of the closing (the “Closing”) of the transactions contemplated by the Sale and Purchase Agreement among The Dow Chemical Company, Styron LLC, Styron Holding B.V. and the Company, dated as of March 2, 2010.

1.	At-Will Employment. Your employment with the Company under this Agreement will commence on the Closing and will continue for an indefinite term. Your employment with the Company will be “at-will,” and will be terminable by you or the Company at any time and for any reason (or no reason).

2.	Title and Reporting. During the term of your employment with the Company, you will serve as the Vice President & General Manager, Plastics of the Company and you will report directly to the Chief Executive Officer of the Company.

3.	Duties and Responsibilities. You will have the duties and responsibilities that are normally associated with the position described above and such additional executive responsibilities as may be prescribed by the Board of Directors of the Company or the Chief Executive Officer of the Company from time to time that are not materially inconsistent with your position. During your period of employment, you will devote substantially all of your business time, energy and efforts to your obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent you from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing your passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with your duties hereunder or create a potential business or fiduciary conflict.

4.	Base Salary. You will receive a base salary at a rate of US $303,000 per annum, which will be paid in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time. Your base salary will be subject to review each year for possible increase (but not decrease) by the Board of Directors of the Company in its sole discretion. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

5.	Annual Bonus.

(a)	General. Except as otherwise provided in Section 5(b) hereof, your annual performance award (“Annual Bonus”) will have a payout range from 0% to 200% of your annual base salary, with a target annual award of 55% of your annual base salary (“Target Bonus”). Your Annual Bonus will be subject to the achievement of annual performance objectives established by the Company’s Board of Directors in consultation with you and the Chief Executive Officer of the Company, and shall be paid in the calendar year following the calendar year to which such Annual Bonus relates at the same time as annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment, except as otherwise provided in this Agreement.

(b)	2010 Annual Bonus. For calendar year 2010, you will be eligible to receive an Annual Bonus calculated in two periods:

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Period 1 – January 1, 2010 through the Closing. For the period from January 1, 2010 through the Closing, you will be eligible to receive a pro rata Annual Bonus based on a Target Bonus percentage of 40% of your base salary as in effect immediately prior to the Closing, subject to the achievement of the applicable performance objectives previously set at the beginning of 2010. Any amount payable in respect of the period from January 1, 2010 through the Closing will be a liability of The Dow Chemical Company and will be paid in accordance with the terms and conditions of the applicable plan or arrangement under which the Annual Bonus was granted as in effect prior to the Closing.

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Period 2 – Closing through December 31, 2010. For the period from the Closing through December 31, 2010, you will be eligible to receive a pro rata Annual Bonus based on a Target Bonus percentage of 55% of your base salary as in effect hereunder, subject to the achievement of the applicable performance objectives set by the Company’s Board of Directors promptly following the Closing in consultation with you and the Chief Executive Officer of the Company. Payment of any earned Annual Bonus for the period from the Closing through December 31, 2010 will be made in calendar year 2011 at the same time Annual Bonuses are paid to all other senior executives of the Company generally, subject to your continued employment with the Company at the time of payment, except as otherwise provided in this Agreement.

6.	Equity Award. Upon the Closing, you will be granted incentive securities or interests in one or more incentive securities, generally representing the right to participate in 0.40% of the capital appreciation of Bain Capital Everest Manager Holding SCA, the ultimate Luxembourg parent holding company of the Company. Additional details on the terms and conditions applicable to such incentive securities will follow under separate cover.

7.	Employee Benefits. You will be entitled to participate in the employee and fringe benefit plans and programs (including, without limitation, health, retirement and severance programs) of the Company in effect during your employment that are generally available to the senior management of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

8.	Termination.

(a)	Your employment with the Company and its subsidiaries shall terminate (i) upon your written notice to the Company of a termination for “Good Reason” (as defined herein), (ii) upon your thirty (30) days’ prior written notice to the Company of your voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), (iii) immediately upon your death or upon written notice by the Company to you of a termination of employment for Cause or without Cause (other than for death or Disability), or (iv) upon ten (10) days’ prior written notice by the Company to you of your termination of employment due to “Disability” (as defined herein).

(b)	For purposes of this Agreement:

(i)	“Cause” means your (A) continued failure to follow the lawful directives of the Board or a more senior executive of the Company after written notice from the Company and a period of no less than thirty (30) days to cure such failure; (B) willful misconduct or gross negligence in the performance of your duties; (C) conviction of, or pleading of guilty or nolo contendere to, a felony; (D) material violation of a material Company policy that is not cured within fifteen (15) days of written notice from the Board; (E) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (F) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (G) breach of any of the restrictive covenants set forth in the Company’s Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, attached as Exhibit A hereof or in any other written agreement between you and the Company and/or its affiliates that causes material and demonstrable harm to the Company and that is not cured within fifteen (15) days of written notice from the Board;

(ii)	“Disability” means your failure to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any
365-day period, as determined by the Board in its reasonable discretion; and

(iii)	“Good Reason” means the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following your written notice to the Company of the occurrence of (A) a material diminution in your Base Salary or Target Bonus, (B) your assignment of duties and/or responsibilities that are materially inconsistent with your position as Vice President & General Manager, Plastics of the Company (which, for the sake of clarity, shall not include becoming Vice President & General Manager of another division or business of the Company that is substantially the same size as the division or business for which you were responsible immediately prior to such change), (C) relocation of your principal place of business to any city outside of the continental United States of America, or (D) a change in reporting structure such that you are no longer reporting to the Company’s Chief Executive Officer or one of his direct reports. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day period described above. Otherwise, you will be deemed to have irrevocably waived any claim of such circumstances as “Good Reason”.

9.	Severance.

(a)

In the event of your termination of employment from the Company by reason of your death, Disability, voluntary resignation without Good Reason or by the Company for Cause, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) except in the case of your termination by the Company for Cause, any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the same time as it would have been paid provided you had not undergone a termination of employment; (iii) reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy and (v) all other payments, benefits or fringe benefits (excluding any severance or termination benefits) to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 9(a)(i) through 9(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”). In addition, in the event of your termination of employment from the Company by reason of your death or Disability, you will also be entitled to receive a pro rata Annual Bonus

(based on the number of days of employment in the calendar year in which such termination occurs) based on actual Company performance through the applicable performance period, payable the same time as the Annual Bonus would otherwise have been paid provided there had been no termination of employment during such calendar year (a “Pro Rata Bonus”).

(b)	In the event of your termination of employment from the Company by you for Good Reason or by the Company without Cause (each, a “Qualifying Termination”) during the two (2)-year period following the Closing, you will be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to one (1) times the sum of (x) your base salary, at the rate then in effect on your date of termination, plus (y) your Target Bonus, payable in equal installments over the twelve-month period following your termination of employment in accordance with the Company’s payroll practices in effect on the date of your termination of employment, and (iii) a Pro Rata Bonus. Thereafter, in the event of your Qualifying Termination, you will receive severance benefits from the Company in accordance with the severance practices of the Company, but, in any event, a total amount no less than (i) the Accrued Benefits, (ii) an amount equal to one (1) times the sum of (x) your base salary, at the rate then in effect on your date of termination, plus (y) your Target Bonus and (iii) a Pro Rata Bonus.

(c)	Payment of all amounts described in this Section 9 other than the Accrued Benefits (the “Severance Payments”) shall only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in substantially the form of Exhibit B attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. To the extent payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination of employment and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

10.	Restrictive Covenants. As a condition to your employment, you will execute the Company’s Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.

11.

No Assignments. This Agreement is personal to each of the parties hereto. Except as provided herein, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.	Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	Governing Law. The terms of this Agreement and your employment with the Company will be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

14.	Indemnification and Liability Insurance. The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company and the Company’s affiliates. The Company shall cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment with the Company in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of your employment with the Company.

15.	No Mitigation; No Offset. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer,

16.	Section 409A Compliance.

(a)	The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification will require your written consent.

(b)

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and all remaining payments and benefits due under this letter agreement (if any) will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)	For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

17.	Entire Agreement; Amendment. This Agreement and the restrictive covenants agreement referenced in Section 10 hereof constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

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This Agreement is intended to be a binding obligation on you and the Company regarding your employment with the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Company, please sign and date one copy of this Agreement and return the same to us for the Company’s records. You should make a copy of the executed Agreement for your records.

Paul, on behalf of the Company, we are pleased to offer you this role and the compensation package set forth in this Agreement. We hope you find this opportunity as exciting as we do!

Very truly yours,

/s/ Chris Pappas	/s/ Steve Zide
Chris Pappas President & CEO of the Company	Steve Zide Bain Capital Everest US Holding, Inc.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: SEPTEMBER 22, 2010	/s/ Paul F. Moyer
Paul F. Moyer

Offer Letter Signature Page

EXHIBIT A

BAIN CAPITAL EVEREST US HOLDING, INC.

CONFIDENTIAL INFORMATION, INVENTIONS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made by and between Bain Capital Everest US Holding, Inc., a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”).

WHEREAS, in partial consideration for the Employee’s continued service with the Company, the Company wishes to enter into this Agreement and bind the Employee to certain restrictive covenants in favor of the Company and the Company’s affiliates as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will learn confidential information on behalf of the Company. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Employee, (b) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (c) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than (i) to immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed hereunder who, in each case, agree to keep such information confidential or (ii) if the Employee is required to disclose by applicable law, regulation or legal process.

2. NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any material business that the Company is engaged in during the term of Employee’s employment; provided, that such material business (x) is limited to the specific products and not other uses of the chemicals used within such material business and (y) does not include alternative products that could be used for the same purpose (e.g., if the material business is for heating, then coal would not be considered competitive with oil) (the “Prohibited Activities”). Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being (i) a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee has no active participation in the business of such corporation or (ii) employed by, or providing services to (or receiving compensatory equity awards from a parent entity of), a subsidiary, division or unit of any entity that engages in the Prohibited Activities so long as the Employee does not provide any services to such portion of the entity’s business that engages in the Prohibited Activities.

3. NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, unless the Employee is employed with such customer following the Employee’s termination of employment with the Company, (b) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any of its affiliates, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 3 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 3 shall not be violated by (A) general advertising or solicitation not specifically targeted at Company or affiliate-related individuals or entities or (B) the Employee serving as a reference, upon request, with regard to entities with which the Employee is not associated.

4. INVENTIONS. (a) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (i) that relate to the Employee’s

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work with the Company, made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company, or (ii) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon termination of employment, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the period of employment with the Company, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the period of employment with the Company, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company.

(b) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

5. RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the

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Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

6. REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement and the restraints imposed on the Employee’s conduct hereunder. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement.

7. AFFILIATES. For purposes of this Agreement, any reference to an “affiliate” or “affiliates” shall only apply to Bain Capital Everest Manager Holding SCA (“Parent”) or any direct or indirectly controlled subsidiary of the Company or Parent.

8. REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

9. TOLLING. In the event of any violation of the provisions of this Agreement, the Employee acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

10. SURVIVAL OF PROVISIONS. The obligations contained in this Agreement shall survive the termination of the Employee’s employment with the Company and shall be fully enforceable thereafter.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific

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performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

12. SEVERABILITY. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing herein shall give the Employee any right to continued employment with the Company or any of its affiliates, or in any way limit the right of the Company to terminate the Employee’s employment at any time and for any reason (or no reason), with or without notice.

14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The Employee’s obligations under this Agreement shall not be assignable by the Employee.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner

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permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fess incurred in connection with any dispute hereunder.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the Company and the Employee with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 22 day of September, 2010.

BAIN CAPITAL EVEREST US HOLDING, INC.

By:	/s/ Steve Zide

Print Name:	Steve Zide

Print Title:

EMPLOYEE

/s/ PAUL F. MOYER
Signature

Print Name:	PAUL F. MOYER

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